Exhibit 99.1

REFINITIV STREETEVENTS

EDITED TRANSCRIPT DIOD.OQ - Q4 2024 Diodes Inc Earnings Call

EVENT DATE/TIME: FEBRUARY 11, 2025 / 10:00PM GMT

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FARY 11, 2025 / 10:00PM, DIOD.OQ - Q4 2024 Diodes Inc Earnings Call

C O R P O R A T E P A R T I C I P A N T S

Leanne Sievers Shelton Group - Investor Relations

Gary Yu Diodes Inc - President, Director

Brett Whitmire Diodes Inc - Chief Financial Officer

Emily Yang Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

C O N F E R E N C E C A L L P A R T I C I P A N T S

David Williams The Benchmark Company, LLC - Analyst

William Stein Truist Securities, Inc. - Analyst

P R E S E N T A T I O N

Operator

Good afternoon, and welcome to Diodes Inc. fourth quarter and Fiscal 2024 financial results conference call. (Operator Instructions). As a reminder, this conference call is being recorded today, Tuesday, February 11, 2025.

I would now like to turn the call over to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.

Leanne Sievers - Shelton Group - Investor Relations

Good afternoon, and welcome to Diodes fourth quarter and fiscal 2024 financial results conference call. I'm Leanne Sievers, President of Shelton Group, Diode's Investor Relations firm. Joining us today are Diodes President, Gary Yu, Chief Financial Officer, Brett Whitmire; Senior Vice President of Worldwide Sales and Marketing, Emily Yang; and Director of Investor Relations, Gurmeet Dhaliwal.

I'd like to remind our listeners that the results announced today are preliminary as they are subject to the company finalizing its closing procedures and customary quarterly review by the company's independent registered public accounting firm. As such, these results are unaudited and subject to revision until the company files its Form 10-K for its fiscal year ended December 31, 2024. In addition, management's prepared remarks contain forward-looking statements which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore, we refer you to a more detailed discussion of the risks and uncertainties and in the company's filings with the Securities and Exchange Commission, including Form 10-K and 10-Q.

In addition, any projections as to the company's future performance represent management's estimates as of today, February 11, 2025. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change, except to the extent required by applicable law.

Additionally, the company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the company's press release are definitions and reconciliations of GAAP to non-GAAP items, which provide additional details. Also, throughout the company's press release and management statements during the conference call, we refer to net income attributable to common stockholders as GAAP net income.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 90 days in the Investor Relations section of Diodes' website at www.diodes.com.

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:00PM, DIOD.OQ - Q4 2024 Diodes Inc Earnings Call

And now I'll turn the call over to Diodes President, Gary Yu. Gary, please go ahead.

Gary Yu - Diodes Inc - President, Director

Welcome, everyone, and thank you for joining us on today's conference call. Our above seasonal revenue results in the fourth quarter reflect the improving momentum we have seen over the past few quarters as the markets in Asia gradually improved, especially in China and the Southeast Asia region. We achieved 5% growth over the fourth quarter of 2023, which marks a return to year-over-year growth following the multi-year market slowdown. Even though the overall global demand environment remains challenging, especially in Europe and North America, we were able to maintain our automotive and industrial mix percentage at 42% of total product revenue. which is a testament to the progress we have made on our new product and content expansion initiatives.

Diodes entered a new year having strong POS in Asia for 2024, improved level of channel inventory and a solid balance sheet, combined with a committed focus on expanding growth in our target market, especially the automotive and industrial markets and capitalizing on new opportunities in AI-related applications. Based on current data available, we expect 2025 to be a stronger year for Diodes than 2024.

In addition to our past efforts to lower manufacturing costs and further develop our process technology and capabilities, we are qualifying and are running more products in our internal facilities to minimize near-term underloading costs until demand improves. Our focus remains on prioritizing investments in the automotive and industrial markets, with our analog and power discreet products, to further improve the quality and the mix of our portfolio. With our revenue contribution from auto and industrial remaining consistently above our target model, we are well positioned for growth and margin expansion as market recovery broadens across our end markets in 2025 and beyond.

With that, let me now turn the call over to Brett to discuss our fourth quarter and fiscal 2024 financial results as well as our first quarter 2025 guidance in more detail.

Brett Whitmire - Diodes Inc - Chief Financial Officer

Thanks, Gary, and good afternoon, everyone. Revenue for the fourth quarter of 2024 was $339.3 million, compared to $350.1 million in the third quarter 2024, and $322.7 million in the fourth quarter of 2023. Full year 2024 revenue was $1.3 billion, compared to $1.7 billion in 2023.

Gross profit for the fourth quarter was $110.9 million or 32.7% of revenue, compared to $118 million or 33.7% of revenue in the prior quarter, and $112.5 million or 34.9% of revenue in the prior year quarter. For the full year, GAAP gross profit was $435.9 million or 33.2% of revenue.

GAAP operating expenses for the fourth quarter were $99 million or 29.2% of revenue, and on a non-GAAP basis, were $95.5 million or 28.1% of revenue, which excludes $5 million amortization of acquisition-related intangible asset expenses, $0.6 million restructuring charge, $0.3 million in acquisition-related costs, and $2.3 million for insurance recovery for a manufacturing facility. This compares to GAAP operating expenses in the prior quarter of $96.1 million or 27.5% of revenue, and in the fourth quarter 2023 of $91.8 million or 28.4% of revenue. Non-GAAP operating expenses in the prior quarter were $91.7 million or 26.2% of revenue.

Total other income amounted to approximately $0.4 million for the quarter, consisting of $4.9 million of interest income, $1.2 million of other income, $3.7 million of foreign currency loss, $1.6 million in unrealized losses from investments and $0.5 million in interest expense.

Income before taxes and noncontrolling interest in the fourth quarter of 2024 was $12.3 million, compared to $18.8 million in the previous quarter, and $27.9 million in the prior year quarter.

Turning to income taxes. Our effective income tax rate for the fourth quarter was approximately 16.6%. For the full year 2024, the tax rate was approximately 18.9%.

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ARY 11, 2025 / 10:00PM, DIOD.OQ - Q4 2024 Diodes Inc Earnings Call

The GAAP net income for the fourth quarter was $8.2 million or $0.18 per diluted share, compared to $13.7 million or $0.30 per diluted share last quarter, and $25.3 million or $0.55 per diluted share in the prior year quarter. Full year GAAP net income was $44 million or $0.95 per diluted share, compared to $227.2 million or $4.91 per diluted share in 2023. The share count used to compute GAAP diluted EPS was 46.4 million shares for both fourth quarter 2024 and the full year.

Non-GAAP adjusted net income in the fourth quarter was $12.5 million or $0.27 per diluted share, which excluded, net of tax, $4.1 million for amortization of acquisition-related intangible assets and $1.3 million non-cash mark-to-market investment value adjustment, $0.5 million restructuring charges, $0.2 million of acquisition-related costs and $1.9 million of insurance recovery. This compares to $20.1 million or $0.43 per diluted share in the prior quarter, and $23.4 million or $0.51 per diluted share in the fourth quarter of 2023. For the full year, non-GAAP adjusted net income was $61 million or $1.31 per diluted share as compared to $222.8 million or $4.81 per diluted share in 2023.

Excluding non-cash share-based compensation expense of $5.3 million for the fourth quarter, net of tax, both GAAP earnings per share and non-GAAP adjusted EPS would have increased by $0.11 per diluted share. For the full year, excluding GAAP and non-GAAP non-cash share-based compensation expense of $18 million and $17.4 million, respectively, net of tax, GAAP and non-GAAP diluted earnings per share would have improved by $0.40 and $0.39, respectively.

EBITDA for the fourth quarter was $40.7 million or 12% of revenue, compared to $46.9 million or 13.4% of revenue in the prior quarter, and $58.4 million or 18.1% of revenue in the fourth quarter 2023. For the full year, EBITDA was $177.1 million or 13.5% of revenue, compared to $404.2 million or 24.3% of revenue in 2023.

We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income and GAAP net income to EBITDA, which provides additional details.

Cash flow provided by operations was $81.8 million for the fourth quarter and $119.4 million for the full year. Cash flow was $62.1 million, which included $19.7 million for capital expenditures, and for the full year, free cash flow was $46.4 million including $73 million for CapEx. Net cash flow was a negative $2.4 million, which includes the net paydown of $3.8 million of total debt, and for the full year, net cash flow was a negative $3.8 million which includes the net paydown of $7.6 million of total debt as well as total net consideration of $52.6 million for the acquisition of Fortemedia, a global company, which operates in Asia, that develops high-quality solutions and semiconductor products to enhance human-to-human and human-to-machine voice communications. Diodes acquired Fortemedia to expand our product portfolio and enhance the company's footprint in advanced voice processing technologies, primarily targeted at automotive and compute markets.

Turning to our balance sheet, at the end of fourth quarter, cash, cash equivalents, restricted cash plus short-term investments totaled approximately $322 million. Working capital was approximately $849 million in total debt, including long term and short term, was approximately $52 million.

In terms of inventory at the end of the fourth quarter, total inventory days were approximately 193 as compared to 187 last quarter. Finished goods inventory days were 82 compared to 79 last quarter. Total inventory dollars decreased $7.1 million from the prior quarter to $475 million. Total inventory in the quarter consisted of an $18.3 million decrease in raw materials, a $9.7 million increase in work in process and a $1.5 million increase in finished goods.

Capital expenditures on a cash basis were $19.7 million for the fourth quarter or 5.8% of revenue, and $73 million or 5.6% of revenue for the full year, which were both at the low end of our targeted range of 5% to 9% of revenue.

Now turning to our outlook. For the first quarter of 2025, we expect revenue to be approximately $323 million, plus or minus 3%, and representing a 4.8% sequential decrease at the midpoint due to Chinese New Year holiday, but slightly better than typical seasonality.

Importantly, the midpoint of guidance represents 7% year-over-year growth and extends our momentum in support of our expectation for growth in 2025. GAAP gross margin is expected to be 32.5% plus or minus 1%. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 30% of revenue, plus or minus 1%. We expect net interest income to be approximately $1.5 million.

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FEBRUARY 11, 2025 / 10:00PM, DIOD.OQ - Q4 2024 Diodes Inc Earnings Call

Our income tax rate is expected to be 18.5%, plus or minus 3%, and shares used to calculate EPS for the first quarter are anticipated to be approximately

46.7 million. Not included in these non-GAAP estimates is amortization of $5.8 million after tax for previous acquisitions.

With that said, I now turn the call over to Emily Yang.

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Thank you, Brett, and good afternoon. Revenue in the fourth quarter was above the midpoint of our guidance. and slightly better than typical seasonality. Our global POS decreased in the quarter, but the good news is our channel inventory was lower both in terms of dollars and weeks. I will also note, POS in Asia for 2024 was strong, especially the second half of the year where we saw double-digit growth over the same period in

2023.

Looking at the global sales in the fourth quarter. Asia represented 80% of revenue; Europe, 12%; and North America, 8%.

In terms of our end markets, industrial was 23% of Diodes product revenue, Automotive, 19%; Compute, 25%; Consumer, 18%; and Communications 15% of product revenue. Our automotive industrial revenue combined totaled 42% of the product revenue which is the same as last quarter. Maintaining our product mix above our target model reflects our ongoing content expansion and design win initiatives, even though both of these markets continue to undergo inventory and demand adjustments.

A key component of Diodes ‘successful increase of content at new and existing customers has been our focus on technology and product development over the past several years. In 2024 alone, we introduced 755 new part numbers with 330 of these specifically for automotive market, where we have increased our addressable content per car over 30% this past year from approximately $160 to $213.

Now let me review the end market in greater details. Starting with the automotive market. We maintained the product revenue at 19% and even though the inventory rebalancing continues throughout the quarter. We expect inventory adjustments and slower demand to persist into the first quarter. Our focus continues to be on content expansion and market share gain to position Diodes for the growth as the auto market recovers.

As I mentioned earlier, Diodes introduced a high number of new automotive compliant- products during the year. These products are targeted at our key focus areas of connected driving; comfort, style, safety; and electrification applications.

In terms of product adoption and demand creation, we're seeing strong momentum for our small-lane count PCI Express packet switches, USB Type-C Re-Drivers and active cross muxes for the real seat entertainment and smart copy applications. Our LDO product family received solid demand for ADAS, infotainment and wireless charging applications and our SBR products are seeing design wins in auto display applications.

We also experienced strong growth in the quarter from our switching power DC/DC products for connected driving applications. Additionally, our power discrete product, including MOS power, TVS, SBR and bipolar junction transistors are seeing demand growth across multiple auto applications. We have also been ramping up new designs wins for our high-voltage Hall switches, being used in the tail-gate lift door harnesses, and electric steering control across multiple customers around the world.

Also in automotive, our LED driver business continued to see strong demand in various lighting applications, while our buck LED drivers and multi-mode LED driver controllers gained traction in applications such as front high/low beams as well as rear and exterior lighting.

In the industrial market, the inventory correction continues similar to automotive end market. We expect this may last into the second quarter.

Despite the demand softness, we continued to make progress on our design-in/design-win initiatives. Our high-voltage Hall switches are seeing design wins for window openers, DC fans and motor applications, while our photo couplers and LDOs are seeing traction in e-meter, industrial equipment, motor control fans and power tools. Additionally, our protection devices are being designed into battery backup units as well as programmable logic control units. Our bridge rectifiers had multiple design wins in the switch-mode power supply for server power. We also saw several new Silicon Carbide SBD design-in activities in rail power supply and electric motors as well as Tier 1 energy storage applications.

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FEBRUARY 11, 2025 / 10:00PM, DIOD.OQ - Q4 2024 Diodes Inc Earnings Call

In the computing market, we continue to see strong growth momentum the PCI Express packet switches, USB signal conditioners and ultra low jitter crystal oscillators in AI server and data center applications, including 800G and 1.6T switches and optical modules. Our high-speed serial interface, logic crystal oscillators and PCI Express clocks are being adopted in Nic cards and GPU cards for the system reference clocks. Our addressable content in the AI server today is approximately $90 per box, which compared to $53 per box last year for traditional servers.

Also in the computing market, we received solid demand for our LDOs across various applications as well as our ideal diode controllers, MOSFETs and compact power switches for input power ORings and power path sequencing control applications. Additionally, our bus switch solutions for enterprise SSD and next-generation portable gaming consoles are being well received as they have helped SSD customers double the supported capacity without redesign of their storage controllers and also protect again software piracy for gaming console customers.

Lastly, high-bandwidth cameras in the notebook are driving demand for our MIPI D-PHY ReDrivers, and we continue to achieve momentum for our Schottky and protection products in notebook and docking station applications.

In the communication market, our eUSB2 repeaters have become the standard interface for CPUs and SoC processors in the mobile communication where our 1- and 2-channel USB repeaters are gaining traction. Diodes LDOs are also seeing solid demand, and our production devices are winning new designs in smartphones.

Also in the communication market, our bi-polar junction transistors, Schottky and SBR products are seeing new design-ins for 5G CPE and 5G modules. We also saw strong momentum for USB power delivery and AC-DC PWM controller products in smartphone charging applications.

Lastly, in the consumer market, our SBR and SBD products in chip-scale packages are securing new designs in power delivery charger and battery pack applications. Additionally, our bridge rectifiers are being designed into gaming applications, while our high-voltage buck converters are being adopted in the smart home IoT applications. We also have new design wins for bi-polar junction transistor products in personal care devices.

In summary, we're pleased to achieve the first quarter of year-over-year growth in the fourth quarter following the multi-year market slowdown. Although we have not yet seen a broad market recovery, especially across the automotive and industrial markets, we continue to focus on demand creation and executing on our new product initiatives to drive increasing content opportunities as the global markets recover.

With that, we now open the floor to questions. Operator?

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions)

David Williams, Benchmark.

David Williams - The Benchmark Company, LLC - Analyst

Hey, good afternoon. Thanks for taking the question and congratulations on the returning growth here.

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Thank you, David.

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FEBRUARY 11, 2025 / 10:00PM, DIOD.OQ - Q4 2024 Diodes Inc Earnings Call

David Williams - The Benchmark Company, LLC - Analyst

Emily, maybe you could speak a little bit to the seasonality that you're talking to and how that's affecting you in China, especially with the Chinese New Year and maybe as it relates to automotive and industrial, kind of what you're seeing there? Are you expecting that to be down maybe further than some of the other segments? Or just any color around the demand trends in China would be helpful, I think.

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Yeah. So first of all, I think Chinese New Year, I think, is pretty much within our expectation. We didn't see anything abnormal. I think there are some customers with extended shutdowns, but not all the customers. I think overall, it's actually within our expectation.

I think we actually included the new year -- Chinese New Year return of employees and overall market, everything together, we actually guided

4.8% down for the Q1, which is actually slightly better than our usual seasonality and Q1 never was a strong quarter for us because of Chinese New Year impact, I would say, all in all, is actually within our expectation.

David Williams - The Benchmark Company, LLC - Analyst

Great. I certainly appreciate that. And then maybe, Brett, on the gross margin, the sequential improvement there feels a little stronger than I would have anticipated. What are you kind of seeing on the gross margin, I guess, just given the nice bump sequentially there?

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Yeah. So, I think from the gross margin point of view, and usually revenue goes hand-in-hand with the gross margin. So, I think what we really try to do is really more on the product initiative improvement overall. We continue to focus on introducing new products. As an example, I think I just talked about it. We released more than 700 new part numbers in 2024. And out of that, more than 330 is actually automotive part. So you can actually see the commitment and driving of the new product and new technology continued to expand our available content market expansion overall. So that will continue to be the focus, right?

So a couple of things that really drive the margin improvement. So one is on the product improvement, product mix improvement initiative. The other side is actually on the underloading situation. So like Gary mentioned, right, we continue to actually minimize the impact, continue to port additional products into our own internal fab as the alternative, right? Unfortunately, that takes time, but slowly, we're going to see some of the results.

So I would say that's the reason you're actually seeing probably better than your expected margin -- gross profit margin overall, based on the guidance.

David Williams - The Benchmark Company, LLC - Analyst

Okay. Is there a way to think about how far you are through that porting over process? Is there a threshold or maybe just a way to think about the magnitude that's happening to the gross margin at this point?

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

I think that will be ongoing quarter-by-quarter effort, right? I think not only do we need to qualify the process, the technology, the devices, we also need to work with the customers to qualify that device onto their boards. So I would say it's an ongoing process, and it's probably going to take another number of quarters, continue to improve over time. But we strongly believe that with believe 2025 is actually going to be a better year.

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FEBRUARY 11, 2025 / 10:00PM, DIOD.OQ - Q4 2024 Diodes Inc Earnings Call

So that's also going to drive some of the revenue at the same time, driving some of the loading. So we're actually pretty confident that overall, you're going to see improvements throughout the quarters within 2025.

David Williams - The Benchmark Company, LLC - Analyst

Great, thanks so much.

Operator

William Stein, Truist Securities.

William Stein - Truist Securities, Inc. - Analyst

Great for taking my question. First, I'm hoping you might give us some clues as to how you expect revenue to perform in each of the end markets in Q1.

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Okay. All right. So automotive, still going through inventory rebalancing and coupled with weaker demand overall, right, especially from the Europe territory. So, we think Q1 is going to be a challenging quarter overall. As you can see, I mean, even with the Q4 challenges, we try to maintain the 19% overall of the product revenue I think that will continue to be the focus. It's actually focused on the content expansion and the market share gain overall. So over the industrial market, we're still seeing ongoing inventory rebalancing. Some customers’ situations are worse than the others, definitely some are better, so not everything equal. But all in all, we see that will continue probably linger through the second quarter.

And for the compute market segment for Q1, we expect it probably to be slightly down because also Chinese New Year manufacturing, a lot of that is in Asia. So that will be impacted overall.

And the consumer was never a strong quarter in the first quarter so we don't expect consumer to be a growth quarter as well as communication. I think on the communications side, on the enterprise traditional networking, we're actually seeing some of the inventory rebalancing improving overall, so that might give us some of the upside, but the smartphone is actually going to probably be challenged in the first quarter. So I would say, all in all, it's still going to be a down quarter. So, as a conclusion, right, so we guided 4.8% down for the whole quarter.

Gary Yu - Diodes Inc - President, Director

But that's still the better seasonality first quarter.

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Yeah.

William Stein - Truist Securities, Inc. - Analyst

Okay. Let me ask about operating leverage. Compared to the December of 2022 quarters 2 years ago, but your revenue is down 32%. Your OpEx is only down 10%, which is fine. I assume it means there's significant fixed cost in your OpEx.

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FEBRUARY 11, 2025 / 10:00PM, DIOD.OQ - Q4 2024 Diodes Inc Earnings Call

But as your revenue recovers, assuming we, even if we don't get back to that exact level, but as you grow should we think there's going to be sort of similar positive operating leverage on the way up? Or have you added costs that make that might make the leverage less severe or less significant as it was on the way down?

Brett Whitmire - Diodes Inc - Chief Financial Officer

I would say that to you, Will, that we have, there's no real structural things that we've added across that window. We basically had picked up the Onsemi and the Texas Instruments factory across the last number of years. And then what we've done is you saw that across the last couple of years, we brought down overall OpEx spend from '22 to '23 and then '23 to '24. I think what you'll see is there's a good bit of leverage to that as we go forward. I think we get -- a lot of that will -- we've talked about the leverage we get in our margin, not only as we start to grow, we get the benefit of pulling those, some of the sourcing of those products inside versus out. And then that infrastructure, obviously, is inside the company now versus outside in terms of some of the manufacturing footprint. But I think you're going to see the leverage is good. There's not -- I don't expect that to scale back up. I actually think that what you're going to see is that OpEx as a percentage of revenue will start coming back down, kind of plateau and then start coming back down as revenue starts to grow, which we feel strongly that fourth quarter was year-over-year growth. First quarter, we're guiding year-over-year growth, and we expect that to continue through the year. We don't guide out further officially, but that's our feeling, that's our expectation. And that's what you'll see on the OpEx side is that it will continue to kind of come down across the quarters.

William Stein - Truist Securities, Inc. - Analyst

Great. Thanks, guys.

Operator

(Operator Instructions)

David Williams, Benchmark.

David Williams - The Benchmark Company, LLC - Analyst

Hey, thanks for taking the follow up and forgive me if I missed this as my line dropped out, but I wanted to ask maybe on pricing trends, what you're seeing there, have you seen erosion is greater than you would typically see or does that seem to calm down a bit just from a pricing perspective?

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Yeah, David. I think the pricing is pretty stable. We think our -- remember, I talked about 1.5% to 2% built in per quarter. still within that range. So, I wouldn't say the overall environment changed a lot.

We see more price competition from the deep commodity and commodity area. That's also the area we have been strategically defocusing. And so I would say all in all, it's actually stable.

Gary Yu - Diodes Inc - President, Director

And another important thing is we're probably going to emphasize a lot on our product portfolio enhancement on that we introduced a lot of new products, not only limited automotive but also for the different kind of segments that we can enjoy a much better ASP than GP percent on those kind of new products we introduced to the market. So, we can balance it like commodity loss in some markets.

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FEBRUARY 11, 2025 / 10:00PM, DIOD.OQ - Q4 2024 Diodes Inc Earnings Call

David Williams - The Benchmark Company, LLC - Analyst

Okay. Great. And then one -- just one last one, if I may. On the AI side, you've seen some really nice growth this year per box, as you mentioned. Is that driven more by the just greater sockets available? Or is it your product portfolio? Or what's really driving that opportunity within that certain kind of market for you?

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

I think it's combined of all right. So we are expanding our product portfolio. We're having some of the newer products overall supporting the server or the AI server applications. We also see with the AI server application with certain chipsets there is additional PCI Express ports required, and we actually have this PCI Express packet switch portfolio that's very well suited to really support this kind of application with the requirement of additional PCIe ports. So, I would say a combination of quite a number of different things. Of course, the volume and the change overall market, it's all beneficial to our overall growth.

David Williams - The Benchmark Company, LLC - Analyst

Great thanks again certainly appreciate it.

Operator

That concludes our question-and-answer session. I would like to turn the conference back over to Gary Yu for any closing remarks.

Gary Yu - Diodes Inc - President, Director

Thank you, everyone, for participating on today's call. We look forward to reporting our progress on next quarter's conference call. Operator, you may now disconnect.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect your lines.

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In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES REFINITIV OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

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